As filed with the Securities and Exchange Commission on June 12, 2007

Registration No. 333-139203

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 8 to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIOFUEL ENERGY CORP.

(Exact name of registrant as specified in its charter)

Delaware	2869	20-5952523
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1801 Broadway, Suite 1060
Denver, CO 80202
(303) 592-8110

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Scott H. Pearce BioFuel Energy Corp. 1801 Broadway, Suite 1060 Denver, CO 80202 (303) 592-8110 Fax: (303) 592-8117	Thomas J. Edelman BioFuel Energy Corp. 667 Madison Avenue New York, NY 10021 (212) 371-1117 Fax: (212) 888-6877
(Name, address, including zip code, and telephone number, including area code, of agents for service)

Copies to:

Ronald Cami Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019 (212) 474-1000 Fax: (212) 474-3700	Gerald S. Tanenbaum Cahill Gordon & Reindel llp 80 Pine Street New York, NY 10005 (212) 701-3000 Fax: (212) 269-5420

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

CALCULATION OF REGISTRATION FEE

Title of class of securities	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Common stock, $0.01 par value per share	10,287,500 shares	$14.00	$144,025,000	$15,411

(1) Includes 787,500 shares of common stock which may be purchased by the underwriters to cover over-allotments, if any. See ‘‘Underwriting’’.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(3) $32,100 previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Part II

Information not required in prospectus

Item 13.    Other expenses of issuance and distribution

The following table sets forth the costs and expenses to be paid by us in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee and the NASD filing fee.

Amount to be Paid
SEC registration fee	$32,100
NASD filing fee	30,500
Listing fee	125,000
Printing and engraving expenses	375,000
Accounting fees and expenses	475,000
Legal fees and expenses	1,990,000
Transfer agent and registrar fees and expenses	15,000
Miscellaneous expenses	257,400
Total	$3,300,000

Item 14.    Indemnification of directors and officers

Our certificate of incorporation generally provides that we will indemnify our directors and officers to the fullest extent permitted by law.

Section 145(a) of the Delaware General Corporation Law (the ‘‘DGCL’’) provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation also provides for the limitation of liability set forth in Section 102(b)(7) of the DGCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

We also intend to obtain officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the registrant may, in such capacities, incur. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

The employment agreement of each of Mr. Pearce and Mr. Simon provides for indemnification to the fullest extent permitted by law against any claims or judgments that result by reason of employment with us. In addition, during the term of employment of each of Mr. Pearce and Mr. Simon, and for a period of three years following employment, we must maintain officers’ and directors’ liability insurance for each of Mr. Pearce and Mr. Simon at least equal to the coverage that we provide for any other present or former senior executive or director.

Section 7(b) of the Underwriting Agreement, filed as Exhibit 1.1, provides that the Underwriters named therein will indemnify us and hold us harmless and each of our directors, officers or controlling persons from and against certain liabilities, including liabilities under the Securities Act. Section 7(d) of the Underwriting Agreement also provides that such Underwriters will contribute to certain liabilities of such persons under the Securities Act.

Item 15.    Recent sales of unregistered securities

On April 11, 2006, BioFuel Energy Corp. issued 879.6 shares of its common stock, par value $0.01 per share, to Greenlight Capital Offshore, Ltd. and 120.4 shares of its common stock, par value $0.01 per share, to Greenlight Reinsurance, Ltd. in exchange for $1,033,587.17 and $141,477.83, respectively. The issuances of such shares of common stock were not registered under the Securities Act because the shares were issued in transactions exempt from registration under Section 4(2) of the Securities Act.

Since inception in January 2006, BioFuel Energy, LLC (the ‘‘LLC’’) issued the following securities in the transactions described below. The securities were issued in transactions exempt from registration under Section 4(2) of the Securities Act.

The LLC has issued profit sharing membership interests to each of Thomas J. Edelman, Scott H. Pearce, Daniel J. Simon and Irik P. Sevin for their services in founding and organizing the company. The LLC also issued profit sharing membership interests to Messrs. Simon and Pearce in consideration for their interests in BioFuel Solutions Delaware. In addition, the LLC has issued profit sharing membership interests to each of Messrs. Edelman, Kornder, Morris, Pearce, Simon, Streisand, Page, Stefanoudakis and Huffman in consideration for their services as executive officers. A summary of these issuances is presented in the table below:

Founder/Executive	Date of Issuance	C Units	D Units	M Units
Thomas J. Edelman	May 1, 2006	899,500	299,833	100,000
	June 30, 2006	19,218	5,925	5,000
	August 4, 2006	2,315	714	—
	September 14, 2006	41,223	13,741	—
	April 19, 2007	5,253	917	—
Scott H. Pearce	May 1, 2006	542,500	180,833	125,000
	June 30, 2006	9,705	3,729	10,000
	August 4, 2006	1,169	449	—
	September 14, 2006	78,723	26,241	—
	April 19, 2007	5,252	918	—
Daniel J. Simon	May 1, 2006	542,500	180,833	125,000
	June 30, 2006	8,773	3,418	10,000
	August 4, 2006	1,057	412	—
	September 14, 2006	78,723	26,241	—
	April 19, 2007	5,252	918	—
Irik P. Sevin	May 1, 2006	220,500	73,500	25,000
	June 30, 2006	5,879	1,453	25,000
	August 4, 2006	708	175	—
Eric D. Streisand	July 18, 2006	75,000	25,000	—
JonAlan C. Page	July 18, 2006	18,750	6,250	—
Michael N. Stefanoudakis	September 11, 2006	15,000	5,000	—
	April 19, 2007	3,750	1,250	—
William W. Huffman	September 14, 2006	9,375	3,125	—
David J. Kornder	February 9, 2007	75,000	25,000	—
Timothy S. Morris	February 26, 2007	10,000	5,000	—

On May 1, 2006, the LLC issued 9,175,000 A units to various investors in exchange for capital commitments totaling $91,750,000 (all of which have been paid). On June 30, 2006, the LLC issued to BioFuel Partners, LLC 157,500 units in exchange for capital commitments totaling $1,570,000 (all of which have been paid). On September 29, 2006, the LLC issued to Cargill 950,000 B units in exchange for a capital contribution of $9,500,000. On August 4, 2006, the LLC issued to an investor 25,000 A units in exchange for interests in another entity.

On April 10, 2007, the LLC issued 750 C units and 250 D units to each of two employees for their services. On April 16, 2007, the LLC issued 1,500 C units and 500 D units to an employee for services. On April 19, 2007, the LLC issued 5,000 C units and 2,500 C units to an employee for services.

Item 16.    Exhibits and financial statement schedules

(a)    Exhibits

Number	Description
1.1	Form of Underwriting Agreement**
3.1	Form of Amended and Restated Certificate of Incorporation**
3.2	Form of Bylaws, as Amended and Restated**
4.1	Specimen Stock Certificate**
5.1	Opinion of Cravath, Swaine & Moore LLP**

Number		Description
10.1		Form of Second Amended and Restated Limited Liability Company Agreement of BioFuel Energy, LLC**
10.2		Credit Agreement dated September 25, 2006, among BFE Operating Company, LLC, Buffalo Lake Energy, LLC and Pioneer Trail Energy, LLC, as borrowers, BFE Operating Company, LLC, as borrowers’ agent, various financial institutions from time to time, as lenders, Deutsche Bank Trust Company Americas, as collateral agent, and BNP Paribas, as administrative agent and arranger**
10.3		Collateral Account Agreement dated September 25, 2006, among BFE Operating Company, LLC, Buffalo Lake Energy, LLC, Pioneer Trail Energy, LLC, as borrowers, BFE Operating Company, LLC, as borrowers’ agent, Deutsche Bank Trust Company Americas, as collateral agent and Deutsche Bank Trust Company Americas, as depositary agent and securities intermediary**
10.4		Form of Registration Rights Agreement between BioFuel Energy Corp. and the parties listed on the signature page thereto**
10.5		Ethanol Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC**
10.6		Ethanol Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC**
10.7		Distillers Grains Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC**
10.8		Distillers Grains Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC**
10.9		Corn Supply Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC** ##
10.10		Corn Supply Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC** ##
10.11		Executive Employment Agreement dated April 28, 2006, between BioFuel Energy, LLC and Scott H. Pearce**
10.12		Executive Employment Agreement dated April 28, 2006, between BioFuel Energy, LLC and Daniel J. Simon**
10.13		Engineering, Procurement and Construction Agreement dated April 28, 2006, between Pioneer Trail Energy, LLC and TIC-The Industrial Company Wyoming, Inc.** #
10	.13.1	First Amendment to the Engineering, Procurement and Construction Agreement between Pioneer Trail Energy, LLC and TIC-The Industrial Company Wyoming, Inc., dated August 28, 2006** #
10.14		Engineering, Procurement and Construction Agreement dated June 9, 2006, between Buffalo Lake Energy, LLC and TIC-The Industrial Company Wyoming, Inc.** #
10.15		Master Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC**
10.16		Master Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC**

Number		Description
10.17		Grain Facility Lease dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC**
10.18		Grain Facility Lease and Sublease dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC**
10.19		Cargill Direct Futures Advisory Agreement dated September 25, 2006, between Cargill Commodity Services Inc. and Buffalo Lake Energy, LLC** #
10.20		Cargill Direct Futures Advisory Agreement dated September 25, 2006, between Cargill Commodity Services Inc. and Pioneer Trail Energy, LLC** #
10.21		Loan Agreement dated September 25, 2006, between BioFuel Energy, LLC, the lenders party thereto and Greenlight APE, LLC, as administrative agent**
10.22		BioFuel Energy, LLC Deferred Compensation Plan for Select Employees**
10.23		BioFuel Energy, LLC Change of Control Plan**
10.24		BioFuel Energy Corp 2007 Equity Incentive Compensation Plan**
10.25		BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document**
10	.25.1	Amendment to BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document**
10	.25.2	Amendment to BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document**
10	.25.3	Addendum to BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document**
10.26		BioFuel Energy, LLC 401(k) Profit Sharing Plan Adoption Agreement**
10	.26.1	Addendum to BioFuel Energy, LLC 401(k) Profit Sharing Plan Adoption Agreement**
10.27		Form of Tax Benefit Sharing Agreement between BioFuel Energy Corp. and the parties listed on the signature page thereto**
10.28		License Agreement dated June 9, 2006 between Delta-T Corporation and Buffalo Lake Energy, LLC** #
10.29		License Agreement dated April 28, 2006 between Delta-T Corporation and Pioneer Trail Energy, LLC** #
10.30		Letter Agreement dated July 18, 2006 between Irik P. Sevin and BioFuel Energy, LLC**
10.31		Assignment and Assumption of Option to Purchase Agreement dated April 6, 2007**
10	.31.1	Alta Land Option Agreement dated September 11, 2006**
10	.31.2	Amendment dated September 22, 2006 to Alta Land Option Agreement dated September 11, 2006**
10.32		Assignment and Assumption of Option to Purchase Agreement dated April 6, 2007**
10	.32.1	Alta Land Option Agreement dated September 18, 2006**
10.33		Form of Stockholders Agreement between BioFuel Energy Corp. and Cargill Biofuels Investments, LLC**
10.34		Form of Purchase Agreement between BioFuel Energy Corp. and the parties listed on the signature pages thereto

Number	Description
21.1	List of Subsidiaries of BioFuel Energy Corp.**
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm**
23.2	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 5.1)**
24.1	Powers of Attorney**

**	Previously filed.
#	Confidential treatment has been requested and granted for certain provisions of this exhibit.

(b)	Financial Statement Schedule

Schedule I of BioFuel Energy Corp. — Condensed Financial Information of Registrant. See page F-17.

Item 17.    Undertakings

The undersigned registrant hereby undertakes as follows:

(1) The undersigned will provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on June 12, 2007.

BioFuel Energy Corp.
By:	/s/ Scott H. Pearce
	Name:	Scott H. Pearce
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 8 to the Registration Statement has been signed by the following persons in the capacities indicated on June 12, 2007.

Signature	Title

*	Chairman and Chairman of the Board

Thomas J. Edelman

/s/ Scott H. Pearce	President and Chief Executive Officer and Director (Principal Executive Officer)

Scott H. Pearce

/s/ Daniel J. Simon	Executive Vice President and Chief Operating Officer and Director

Daniel J. Simon

/s/ David J. Kornder	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

David J. Kornder

*	Director

David Einhorn

*	Director

Daniel S. Loeb

*	Director

James Lin

*	Director

Christopher M. Sommers

*By:	/s/ Scott H. Pearce Name: Scott H. Pearce Title: Attorney-in-Fact

Exhibit index

Number		Description
1.1		Form of Underwriting Agreement**
3.1		Form of Amended and Restated Certificate of Incorporation**
3.2		Form of Bylaws, as Amended and Restated**
4.1		Specimen Stock Certificate**
5.1		Opinion of Cravath, Swaine & Moore LLP**
10.1		Form of Second Amended and Restated Limited Liability Company Agreement of BioFuel Energy, LLC**
10.2		Credit Agreement dated September 25, 2006, among BFE Operating Company, LLC, Buffalo Lake Energy, LLC and Pioneer Trail Energy, LLC, as borrowers, BFE Operating Company, LLC, as borrowers’ agent, various financial institutions from time to time, as lenders, Deutsche Bank Trust Company Americas, as collateral agent, and BNP Paribas, as administrative agent and arranger**
10.3		Collateral Account Agreement dated September 25, 2006, among BFE Operating Company, LLC, Buffalo Lake Energy, LLC, Pioneer Trail Energy, LLC, as borrowers, BFE Operating Company, LLC, as borrowers’ agent, Deutsche Bank Trust Company Americas, as collateral agent and Deutsche Bank Trust Company Americas, as depositary agent and securities intermediary**
10.4		Form of Registration Rights Agreement between BioFuel Energy Corp. and the parties listed on the signature page thereto**
10.5		Ethanol Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC**
10.6		Ethanol Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC**
10.7		Distillers Grains Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC**
10.8		Distillers Grains Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC**
10.9		Corn Supply Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC** ##
10.10		Corn Supply Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC** ##
10.11		Executive Employment Agreement dated April 28, 2006, between BioFuel Energy, LLC and Scott H. Pearce**
10.12		Executive Employment Agreement dated April 28, 2006, between BioFuel Energy, LLC and Daniel J. Simon**
10.13		Engineering, Procurement and Construction Agreement dated April 28, 2006, between Pioneer Trail Energy, LLC and TIC-The Industrial Company Wyoming, Inc.** #
10	.13.1	First Amendment to the Engineering, Procurement and Construction Agreement between Pioneer Trail Energy, LLC and TIC-The Industrial Company Wyoming, Inc., dated August 28, 2006** #

Number		Description
10.14		Engineering, Procurement and Construction Agreement dated June 9, 2006, between Buffalo Lake Energy, LLC and TIC-The Industrial Company Wyoming, Inc.** #
10.15		Master Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC**
10.16		Master Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC**
10.17		Grain Facility Lease dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC**
10.18		Grain Facility Lease and Sublease dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC**
10.19		Cargill Direct Futures Advisory Agreement dated September 25, 2006, between Cargill Commodity Services Inc. and Buffalo Lake Energy, LLC** #
10.20		Cargill Direct Futures Advisory Agreement dated September 25, 2006, between Cargill Commodity Services Inc. and Pioneer Trail Energy, LLC** #
10.21		Loan Agreement dated September 25, 2006, between BioFuel Energy, LLC, the lenders party thereto and Greenlight APE, LLC, as administrative agent**
10.22		BioFuel Energy, LLC Deferred Compensation Plan for Select Employees**
10.23		BioFuel Energy, LLC Change of Control Plan**
10.24		BioFuel Energy Corp 2007 Equity Incentive Compensation Plan**
10.25		BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document**
10	.25.1	Amendment to BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document**
10	.25.2	Amendment to BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document**
10	.25.3	Addendum to BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document**
10.26		BioFuel Energy, LLC 401(k) Profit Sharing Plan Adoption Agreement**
10	.26.1	Addendum to BioFuel Energy, LLC 401(k) Profit Sharing Plan Adoption Agreement**
10.27		Form of Tax Benefit Sharing Agreement between BioFuel Energy Corp. and the parties listed on the signature page thereto**
10.28		License Agreement dated June 9, 2006 between Delta-T Corporation and Buffalo Lake Energy, LLC** #
10.29		License Agreement dated April 28, 2006 between Delta-T Corporation and Pioneer Trail Energy, LLC** #
10.30		Letter Agreement dated July 18, 2006 between Irik P. Sevin and BioFuel Energy, LLC**
10.31		Assignment and Assumption of Option to Purchase Agreement dated April 6, 2007**
10	.31.1	Alta Land Option Agreement dated September 11, 2006**
10	.31.2	Amendment dated September 22, 2006 to Alta Land Option Agreement dated September 11, 2006**
10.32		Assignment and Assumption of Option to Purchase Agreement dated April 6, 2007**
10	.32.1	Alta Land Option Agreement dated September 18, 2006**

Number	Description
10.33	Form of Stockholders Agreement between BioFuel Energy Corp. and Cargill Biofuel Investments, LLC**
10.34	Form of Purchase Agreement between BioFuel Energy Corp. and the parties listed on the signature pages thereto
21.1	List of Subsidiaries of BioFuel Energy Corp.**
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm**
23.2	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 5.1)**
24.1	Powers of Attorney**

**	Previously filed.
#	Confidential treatment has been requested and granted for certain provisions of this exhibit.